CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-WBURG MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

January 21, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-WBURG Series (the “VV-WBURG Series”) and the creation of the VV-WBURG Interests (the “VV-WBURG Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in January 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-WBURG Series and the creation of the VV-WBURG Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-WBURG Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-WBURG Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-WBURG Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-WBURG Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-WBURG Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-WBURG Interests

AUTHORIZED SHARES:	Minimum: 3,200 / Maximum: 3,520 Interests

SERIES ASSETS:	White Burgundy Collection
	Wine	Vintage	Quantity	Bottle Size (ml)
	Hospices de Beaune (Comte Liger Belair), Echezeaux Grand Cru, Cuvee Jean-Luc Bissey	2015	12	750
	Domaine Francois Raveneau, Chablis Premier Cru, Montmains	2017	6	750
	Pierre Morey, Meursault Premier Cru, Genevrieres	2016	24	750
	Vincent Dauvissat, Chablis Premier Cru, Montee de Tonnerre	2015	12	750
	Olivier Leflaive, Montrachet Grand Cru, Recolte Domaine	2018	6	750
	Exceptionnelle Vendanges des Sept Domaines, Montrachet Grand Cru	2016	1	750
	Domaine des Comtes Lafon, Montrachet Grand Cru	2010	1	750
	Domaine Comte Georges de Vogue, Musigny Grand Cru, Blanc	2017	6	750
	Domaine des Comtes Lafon, Montrachet Grand Cru	2009	1	750
	Domaine Roulot, Meursault, Les Luchets	2005	12	750
	Domaine de la Romanee-Conti, Montrachet Grand Cru	2018	1	750

	Domaine Bonneau du Martray, Corton-Charlemagne Grand Cru	2010	12	750

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-WBURG to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member